AMBAC FINANCIAL GROUP, INC.
PERFORMANCE STOCK UNIT AGREEMENT
FOR LONG-TERM INCENTIVE COMPENSATION AWARD
(Employees with Employment Agreements)
Effective as of [Date], 2023 (the “Grant Date”), [Name] (the “Participant”) has been granted an Award under the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan (the “Incentive Plan”). This Agreement evidences the Award, which shall consist of a Full Value Award in the form of performance stock units (“Performance Stock Units”). In addition to the terms and conditions of the Incentive Plan and the Award shall be subject to the following terms and conditions (sometimes referred to as this “Agreement”).
1.Defined Terms. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning specified in the Incentive Plan.
2.Grant of Performance Stock Units. Subject to the terms of this Agreement, and the Incentive Plan, effective as of the Grant Date the Participant is hereby granted [Number] Performance Stock Units (the “Target Performance Units”). This Award contains the right to dividend equivalents (“Dividend Equivalents”) with respect to Earned Performance Units (as defined in Section 3(a)) as described in Section 4. Each Performance Stock Unit awarded hereunder shall become earned and vested as described in Section 3 and each Earned Performance Unit (and associated Earned Dividend Equivalents thereon as described in Section 4) shall be settled in accordance with Section 5.
3.Earning, Vesting and Forfeiture of Performance Stock Units. The Performance Stock Units shall become earned and vested in accordance with the following:
(a)All Performance Stock Units shall be unearned and unvested unless and until they become earned and vested and nonforfeitable in accordance with this Section 3. The Participant shall have the ability to earn between 0% and 240% of the Target Performance Units, as determined by the Compensation Committee, based on the continuing employment of the Participant during the period beginning on January 1, 2023 and ending on the December 31, 2025 (the “Performance Period”) and satisfaction of the Performance Goals set forth in Exhibit A hereto (which is incorporated into and forms part of this Agreement). Any Performance Stock Units granted pursuant to this Agreement that become earned in accordance with this Agreement shall be referred to herein as “Earned Performance Units”. Except as provided in Section 3(b), if the Participant’s termination of employment or service with the Company (the “Termination Date”) occurs for any reason prior to the last day of the Performance Period, the Participant’s right to all Performance Stock Units (and any associated Dividend Equivalents) awarded or credited to the Participant pursuant to this Agreement shall expire and be forfeited immediately and the Participant shall have no further rights with respect to any of the Performance Stock Units (or associated Dividend Equivalents). The Earned Performance Units (and any associated Earned Dividend Equivalents) shall be settled in accordance with Section 5 hereof.
(b)Notwithstanding the provisions of Section 3(a), (x) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of (1) Disability (as defined in the Employment Agreement referenced in clause (4) of this subsection)), (2) Retirement (as defined in Section 3(c)), (3) involuntary termination by the Company other than for Cause (as defined in the Employment Agreement), (4) as a result of the Company’s failure to extend the term of the Employment Agreement between Ambac, AAC and the Participant, dated as of [Date] (the “Employment Agreement”) pursuant to Section 2 thereof, or (5) termination by the Participant for Good Reason (as defined in the Employment Agreement), the Participant shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalents) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period based on actual satisfaction of the Performance Goals, and (y) if the Participant’s Termination Date occurs prior to the last day of the Performance Period by reason of death, the beneficiaries of Participant shall be entitled to receive the number of Earned Performance Units (and any associated Earned Dividend Equivalents) that the Participant would have been entitled to receive had the Termination Date not occurred prior to the end of the Performance Period at a 100% overall payout multiple regardless of the outcome of the Performance Goals, Total Shareholder Return or Relative Total Shareholder Return (which shall be equal to the number of Target Performance Units plus any Earned Dividend Equivalents). For the avoidance of doubt, if the Participant has an employment agreement which provides that this Agreement will govern if this Agreement provides for greater vesting acceleration upon a Participant’s termination of employment, then all of the provisions (including, but not limited to, terms and timing) of this Section 3(b) shall govern.
(c)For purposes of the Award evidenced by this Agreement, (i) the terms “Cause,” “Disability” and “Good Reason” shall have the meanings specified in the Employment Agreement, and (ii) the Participant’s Termination Date shall be considered to occur on account of “Retirement” if the Participant’s Termination Date occurs on or after the date on which the following conditions have been satisfied and such Termination Date does not occur for any other reason: (x) the Participant has attained age 60; (y) the Participant has provided at least ten (10) years of service to the Company; and (z) the Participant has provided at least 90 days’ prior notice of his or her Termination Date due to retirement from the Company.
4.Dividend Equivalents. The Participant shall be credited with Dividend Equivalents, which may consist of Deferred Cash Dividend Equivalents or Dividend Equivalent Units (each as defined below), as follows:
(a)If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in cash, then as of the dividend payment date, the Participant shall be credited with a right to receive a “Deferred Cash Dividend Equivalent” equal to (i) the cash dividend paid with respect to a share of Common Stock, multiplied by (ii) 240% of the Target Performance Units (the “Maximum Performance Units”).
(b)If, during the Performance Period, a dividend with respect to shares of Common Stock is paid in shares of Common Stock, then as of the dividend payment date the Participant shall be credited with that number of “Dividend Equivalent Units” equal to (i) the number of shares of Common Stock distributed in the dividend with respect to a share of Common Stock, multiplied by (ii)(A) the number of Maximum Performance Units plus (B) the number of previously credited Dividend Equivalent Units with respect to such Performance Stock Units, if any, rounded down to the nearest whole number.
Dividend Equivalents shall be earned on the same basis and to the same extent that the Performance Stock Units to which they relate become Earned Performance Units. Therefore, the Participant shall only earn Dividend Equivalents with respect to Earned Performance Units and, to the extent that any Dividend Equivalents are credited to the Participant pursuant to this Section 4 and are not earned in accordance with this Agreement, they shall be forfeited and the Participant shall have no further rights with respect thereto under this Agreement or otherwise. Any Dividend Equivalents credited to the Participant pursuant to this Section 4 that become earned in accordance with this Agreement are sometimes referred to as “Earned Dividend Equivalents.”
5.Settlement. Subject to the terms and conditions of this Agreement, the Earned Performance Units (and associated Earned Dividend Equivalents) shall be settled as soon as practically possible, but not later than March 15 following the end of the Performance Period (the “Settlement Date”) subject to Special Section 409A Rules in Section 18; provided that in the case of death of a Participant, the Settlement Date shall be the Participant’s Termination Date. Settlement of the Earned

Performance Units and Earned Dividend Equivalent Units on the Settlement Date shall be made in the form of shares of Common Stock with one share of Common Stock being issued in settlement of each Earned Performance Unit and each Earned Dividend Equivalent Unit, with any fractional shares of Common Stock being rounded up to the nearest whole number. Settlement of Earned Deferred Cash Dividend Equivalents on the Settlement Date shall be paid in cash. Upon the settlement of any Earned Performance Unit and associated Earned Dividend Equivalent Units, such Earned Performance Unit and Earned Dividend Equivalent Units shall be cancelled. Any Performance Stock Units and associated Dividend Equivalents outstanding as of the last day of the Performance Period that do not become Earned Performance Units and associated Earned Dividend Equivalents shall be automatically cancelled as of the last day of the Performance Period.
6.Withholding. The Award and settlement thereof are subject to withholding of all applicable taxes. Such withholding obligations shall be satisfied through amounts that the Participant is otherwise to receive upon settlement.
7.Transferability. The Award is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
8.Heirs and Successors. If any benefits deliverable to the Participant under this Agreement have not been delivered at the time of the Participant’s death, such rights shall be delivered to the Participant’s estate.
9.Administration. The authority to administer and interpret this Agreement shall be vested in the Compensation Committee, and the Compensation Committee shall have all the powers with respect to this Agreement as it has with respect to the Incentive Plan. Any interpretation of the Agreement by the Compensation Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
10.Adjustment of Award. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock, the Compensation Committee shall, in order to preserve the benefits or prevent the enlargement of benefits of this Award, and in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares subject to this Award and (b) make any other adjustments that the Compensation Committee determines to be equitable (which may include, without limitation, (i) replacement of this Award with other Awards which the Compensation Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of this Award in return for cash payment of the then current value of this Award, determined as though this Award is fully vested at the time of payment).
11.Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, through Ambac’s stock compensation administration system or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to Ambac at its principal offices, to the Participant at the Participant’s address as last known by the Company or, in either case, such other address as one party may designate in writing to the other.
12.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of New York and applicable federal law.
13.Amendments. The Board of Directors may, at any time, amend or terminate the Incentive Plan, and the Board of Directors or the Compensation Committee may amend this Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under this Agreement prior to the date such amendment or termination is adopted by the Board of Directors or the Compensation Committee, as the case may be.

14.Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award will not give the Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Incentive Plan, or this Agreement, unless such right or claim has specifically accrued under the terms of the Incentive Plan and this Agreement.
15.Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
16.Incentive Plan Governs. The Award evidenced by this Agreement is granted pursuant to the Incentive Plan, and the Performance Stock Units and this Agreement are in all respects governed by the Incentive Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
17.Special Section 409A Rules. To the fullest extent possible, amounts and other benefits payable under the Agreement are intended to comply with or be exempt from the provisions of section 409A of the Code. This Agreement will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent; provided, however, that the Company does not guarantee the tax treatment of the Award. Notwithstanding any other provision of this Agreement to the contrary, if any payment or benefit hereunder is subject to section 409A of the Code, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service):
(a)and if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following the Participant’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following the Participant’s separation from service; and
(b)the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

EXHIBIT A
The Award evidenced by the Agreement shall be earned based on the satisfaction of the Performance Goals described in this Exhibit A (the “Performance Goals”) determined based on the rating calculated pursuant to the following table, subject to the RTSR modifier discussed below:

		Cirrata Group		Everspan
Rating	Payout Multiple	Cumulative Gross Written Premium ($mm)	Cumulative EBITDA ($mm)	Cumulative Gross Written Premium ($mm)	Cumulative EBITDA ($mm)	WLACC Outstanding ($bn)
1	2.00	890.0	46.0	1,250.0	30.0	3.9
2	1.00	759.0	35.0	1,140.0	25.0	4.6
3	0.00	667.0	31.5	975.0	15.5	5.3
Capitalized terms shall have the meanings set forth below.
With respect to the Performance Goals, the applicable rating shall be determined as follows: (i) 21.5% shall be based on the Cumulative Cirrata EBITDA; (ii) 21.5% shall be based on the Cumulative Everspan EBITDA; (iii) 21.5% shall be based on WLACC Outstanding at December 31, 2025; (iv) 17.75% shall be based on the Cumulative Gross Written Premium at Cirrata; and (v) 17.75% shall be based on the Cumulative Gross Written Premium at Everspan. Linear interpolation between payout multiples of Cumulative Cirrata EBITDA, Cumulative Everspan EBITDA, WLACC Outstanding, Cumulative Gross Written Premium at Cirrata, and Cumulative Gross Written Premium Everspan, as applicable, will result in a proportionate number of the Target Performance Units (and associated Dividend Equivalents) becoming Earned Performance Units (and Earned Dividend Equivalents).
All metrics noted in this table shall be neutral to the effects of changes to US GAAP.
Upon a sale of Ambac Assurance Corporation, Ambac Assurance UK Limited (“AUK”), or other disposition which has been structured as an ART Transaction, management shall receive the full benefit of the reduction to WLACC Outstanding from such transaction.
All determinations as to whether the Performance Goals have been satisfied will be determined by the Compensation Committee.
Notwithstanding anything in this Exhibit A to the contrary, the number of Target Performance Units (and associated Dividend Equivalents) that become Earned Performance Units (and Earned Dividend Equivalents) based on the level of achievement of the metrics set forth in table above shall be adjusted, either upwards or downwards, based on AFG’s RTSR Percentile Ranking for the Performance Period, in accordance with the table below, as determined by the Compensation Committee. For the avoidance of doubt, in no event shall the Participant earn more than 240% of the Target Performance Units after the RTSR modifier is applied.

RTSR Percentile Ranking	RTSR Modifier
75th percentile or above	120% of overall payout multiple
Between 25th and 75th percentile	100% of overall payout multiple
25th percentile or below	80% of overall payout multiple
For purposes of this Exhibit A, the following definitions shall apply:
AAC: Ambac Assurance Corporation.
AFG: Ambac Financial Group, Inc.
ART Transactions: Alternative Risk Transfer transactions executed by the Company that reduce/eliminate portfolio risk, including by way of proportional reinsurance (e.g. quota share) or other alternative hedging or risk transfer strategies (e.g. excess of loss reinsurance) the impact of which has been approved by the Committee for purposes of reducing WLACC Outstanding. For purposes of this definition, (i) the impact of an ART Transaction whereby net par is not reduced but a portion of the risk related to a WLACC is defeased or reduced for some or all of the remaining life of the insured exposure shall count towards calculating the reduction in WLACC Outstanding and (ii) the measure of benefit for WLACC Outstanding for an ART Transaction will be calculated as follows (a) the net par balance of the portion of the WLACC exposure affected by the ART Transaction multiplied by (b) the quotient of the ART Transaction coverage period and the remaining expected life of the exposure.  To the extent an ART Transaction is executed that does not conform to the aforementioned example management will propose an alternative calculation to the Compensation Committee to measure the WLACC Outstanding reduction.
Cumulative Everspan EBITDA: 100% of Everspan Group’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the Performance Period) through the Performance Period. Cumulative Everspan EBITDA shall be adjusted to exclude the impact of any other costs as determined in the sole discretion of the Board.
Cumulative Cirrata EBITDA: 100% of Cirrata Group’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the Performance Period) through the Performance Period. Cumulative Cirrata EBITDA shall be adjusted to exclude the impact of any other costs as determined in the sole discretion of the Board.

Cirrata Group: Includes Xchange Benefits, LLC, All Trans Risk Solutions, Capacity Marine Corporation, PenPoint Specialty Insurance, LLC and their majority owned subsidiaries at the beginning of the Performance Period and excludes any future acquisitions. (collectively, “Cirrata”).
Gross Written Premiums: The contractually determined amount charged to a policyholder for the effective period of the contract based on the coverage provided by the term of an insurance contract.
•Everspan Cumulative Gross Written Premium: includes (i) Everspan Group direct premiums written (including premiums sourced from affiliated MGAs, MGUs and brokers (i.e. Cirrata)) and assumed premium from non-affiliates and (ii) the Gross Written Premium equivalent for programs with minimum fronting fees calculated as follows: minimum fronting fee/fronting fee rate (e.g. 5%) less amounts already included in section (i) for the program.
•Cirrata Cumulative Gross Written Premium: includes all premiums placed by Cirrata with any insurance carrier.
Everspan Group: Everspan Holdings, LLC and its majority owned subsidiaries at the beginning of the performance period and excludes future acquisitions (collectively, “Everspan”).

Performance Period: period in which the performance metrics are measured will be from 1/1/2023 to 12/31/2025.
Peer Group: The entities set forth on Exhibit B hereto. However, in the event that, prior to the end of the Performance Period, there occurs: (i) a merger, acquisition or business combination transaction of a Peer Group member with or by another Peer Group member, only the surviving entity shall remain a member of the Peer Group; (ii) a merger, acquisition or business combination of a Peer Group member with an entity that is not a Peer Group member, or the acquisition or business combination transaction by or with a Peer Group member, where such Peer Group member is the surviving entity and remains publicly traded, such Peer Group member shall remain a member of the Peer Group; (iii) a merger or acquisition or business combination transaction of a Peer Group member by or with an entity that is not a Peer Group member or a “going private” transaction involving a Peer Group member where such Peer Group member is not the surviving entity or is otherwise no longer publicly traded, such Peer Group member shall no longer be a member of the Peer Group; (iv) a stock distribution from a Peer Group member consisting of the shares of a new publicly traded company (a “spin-off”), such Peer Group member shall remain a member of the Peer Group, such distribution shall be treated as a dividend from such Peer Group member based on the closing price of the shares of the spun-off company on its first day of trading and the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating Total Shareholder Return; or (v) a bankruptcy or liquidation of a Peer Group member, such Peer Group member will remain a member of the Peer Group and the Total Shareholder Return of such Peer Group member shall equal -100%.
Relative Total Shareholder Return, or RTSR: The percentile rank of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of all members of the Peer Group, ranked in descending order (including the Company), at the end of the Performance Period.
Total Shareholder Return: With respect to each of the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of AFG and the members of the Peer Group, (i) the beginning stock price will be based on the average of the twenty (20) trading days immediately prior to the first day of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and the ending stock price will be based on the average of the last twenty (20) trading days of the Performance Period on the principal stock exchange on which the stock is then listed or admitted to trading and (ii) reinvestment of dividends shall be assumed to be reinvested on the ex-dividend date using the closing stock price on the ex-dividend date.
WLACC Outstanding: The remaining net par outstanding at December 31, 2025, inclusive of the impact of any ART Transactions executed by the Company during the Performance Period, for watch list and adversely classified credits as identified at the beginning of the Performance Period (“WLACC”) by AFG and its subsidiaries, including AAC and AUK. For purposes of this award, WLACC amounts will exclude new credits added during the Performance Period, including credits added through reinsurance recaptures.
For non-U.S. exposures, the currency exchange rates to be used shall be those beginning on the first day of the Performance Period.

EXHIBIT B
PEER GROUP

Assured Guaranty Ltd. (AGO)
MBIA Inc. (MBI)
Argo Group International Holdings, Ltd. (ARGO)
Enstar Group Limited (ESGR)
Hanover Group, Inc. (THG)
HCI Group, Inc. (HCI)
Horace Mann Educators Corporation (HMN)
PRA Group, Inc. (PRAA)
ProAssurance Corporation (PRA)
RLI Corp. (RLI)
Selective Insurance Group, Inc. (SIGI)
SiriusPoint Ltd. (SPNT)
White Mountains Insurance Ltd. (WTM)